EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated April 12, 2019, except for Note 17, “Reverse Stock Split”, as to which the date is January 24, 2020 on the consolidated financial statements of Duos Technologies Group, Inc. and Subsidiaries, as of December 31, 2018 and 2017 and for each of the two years in the period ended December 31, 2018, included in Form S-1 of Duos Technologies Group, Inc. and Subsidiaries, under the Securities Act of 1933, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

February 12, 2020